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                                                                   Exhibit 23.1

                        Consent of Independent Auditors


The Board of Directors
OfficeMax, Inc.:


We consent to the incorporation by reference in the Registration Statement (File No. 33-85994) on Form S-8 of OfficeMax, Inc. of our report dated June 16, 2003 relating to the statement of net assets available for plan benefits of the OfficeMax, Inc. 401(k) Savings Plan as of December 31, 2002 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002 and supplemental schedules, which appears in the December 31, 2002 annual report on Form 11-K of OfficeMax, Inc.


/s/ KMPG LLP
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KMPG LLP


Cleveland, Ohio
June 27, 2003